EXHIBIT 10.2















                              PITNEY BOWES LIMITED


                                       and

                                  PATRICK KEDDY






                                SERVICE AGREEMENT












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                               TABLE OF CONTENTS
                               -----------------
CLAUSE                                                                     PAGE


1.       Interpretation                                                      1
2.       Appointment and Duration                                            3
3.       Executive's Duties                                                  3
4.       Place of Performance                                                4
5.       Salary                                                              5
6.       Bonus                                                               5
7.       Cash Incentive Units ("CIU's")                                      6
8.       Stock Options                                                       6
9.       Financial Planning Assistance                                       7
10.      Expenses                                                            7
11.      Car                                                                 7
12.      Pensions                                                            8
13.      Insurance                                                           8
14.      Medical and Sickness                                                9
15.      Holidays                                                           11
16.      Confidential Information                                           12
17.      Gratuities                                                         13
18.      Codes of Conduct                                                   13
19.      Termination of Appointment (SEE ALSO CLAUSE 2)                     13
20.      Protective Covenants                                               17
21.      Intellectual Property                                              20
22.      Reconstruction                                                     22
23.      General.                                                           22
24.      Notices                                                            22


SCHEDULES

Schedule 1                                                                  24
Schedule 2 - Power of Attorney                                              26






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 THIS AGREEMENT is made on 29th January, 2003


 BETWEEN:

 (1) PITNEY BOWES LIMITED (registered number 182037) whose registered office is at The Pinnacles, Harlow, Essex, CM19 5BD, U.K. (the "Company");

 (2) Patrick Keddy, who resides at Trevonen, The Clump, Chorleywood, Herts, WD3 4BD (the "Executive").

 IT IS AGREED as follows:


  1.     INTERPRETATION

 (1)     In this agreement:

         "Associated Company" means:

         (a) a company which is not a Subsidiary of the Parent but whose issued equity share capital (as defined in section 744 of the Companies Act 1985) is owned as to at least 20 percent by the Parent or one of its Subsidiaries; and

         (b)     a Subsidiary of a company within (a) above;

         "Group" means the Parent, its Subsidiaries and Associated Companies for the time being (including the Company) and "Group Company" means any one of them;

         "Recognized Investment Exchange" means a relevant EEA market as defined in, or a market established under the rules of any investment exchange specified in Schedule 2 to, the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996;







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                                        2

         "Board" means the Board of Directors of the Company and where appropriate that committee of the Board which is responsible for formulating policy and making decisions in relation to members of the Board and other senior executive employees of the Group, including the Executive, and which is appointed by the Board in accordance with the Articles of Association of the Company;

         "Subsidiary" means a subsidiary within the meaning of section 736 of the Companies Act 1985;

         "Parent" mean Pitney Bowes Incorporated; and

         "Working Day" means a day other than a Saturday, Sunday or bank or other public holiday in England.

(2) References in this agreement to a person include a body corporate and an unincorporated association of persons and references to a company include any body corporate.

(3) Any reference in this agreement to a statutory provision includes any statutory modification or re-enactment of it for the time being in force.

(4) Subclauses (1) to (3) above apply unless the contrary intention appears.


(5)      The headings in this agreement do not affect its interpretation.

(6) While appropriate, references to the Executive include his or her personal representatives.

(7) The terms set out in Schedule 1 in accordance with the requirements of the Employment Rights Act 1996 form part of this agreement.


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2.       APPOINTMENT AND DURATION

(1) The Company shall employ the Executive and the Executive shall serve the Company as the full time President Pitney Bowes Global Mailing System EAME or in such other capacity within the Group as is consistent with the Executive's seniority, skills and status, and as the Company may from time to time require, for the period and on the terms set out in this agreement (the "Appointment"). Before requiring the Executive to serve in any such other capacity the Company shall first consult the Executive in that regard and obtain his consent, which consent shall not be unreasonably withheld.

(2)      The Appointment is deemed to have taken effect on 1st September 1998.

(3) Unless previously terminated in accordance with this agreement, the Appointment shall continue until terminated by either party giving to the other twelve (12) months' notice in writing.

(4) The Executive's previous employment with the Company or any Group Company shall be treated as part of his continuous period of employment. Accordingly the date of the commencement of the Executive's continuous period of employment is 2nd May 1989.

3.       EXECUTIVE'S DUTIES

(1) The Executive shall use his reasonable endeavours to promote and protect the interests of the Group and shall not do anything which is harmful to those interests. The Executive shall diligently and faithfully perform such duties and exercise such powers as may from time to time reasonably be assigned to or vested in him in relation to the conduct and management of the affairs of the Group by the Board. The Executive shall comply with all reasonable and proper instructions of the Board.








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                                        4

(2) The Board may also suspend all or any of the Executive's duties and powers for such periods and on such terms as it considers expedient including a term that the Executive shall stay away from all or any of the Company's premises and/or shall not be provided with any work and/or shall have no business contact with all or any of the Group's agents, employees, customers, clients, distributors and suppliers. During any period of suspension the Appointment shall continue and the Executive shall continue to be bound by his obligations under this agreement.

(3) The Executive shall give to the Board such information regarding the affairs of the Group as it shall require.

(4) The Executive shall (unless prevented by ill health or accident or otherwise directed by the Board) devote the whole of his time during normal business hours to the duties of the Appointment and such additional time as is necessary for the proper fulfillment of those duties.

(5) The Executive shall not accept any appointment to any office in relation to any body, whether corporate or not (other than a Group Company), or directly or indirectly be interested in any manner in any other business except:

         (a) as holder or beneficialo owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt in on a Recognized Investment Exchange and if the Executive (together with his spouse, children, parents and parents' issue) neither holds nor is beneficially interested in more than five percent of the securities of that class; or

         (b) with the consent in writing of both the Company and the Parent which may be given subject to any terms, which the Company or the Parent requires.

4.       PLACE OF PERFORMANCE

(1) The duties of the Appointment are primarily based in Harlow and at such places as the Company may from time to time require.


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(2)      The Executive may be required to travel abroad in the execution of his duties.

5.       SALARY

(1) The Company shall pay to the Executive a salary at the rate of (pound)200,000 per annum. This salary is deemed to have taken effect on 1st April 2002 and any salary accrued but unpaid as at the date of this agreement shall be paid to the Executive within 28 days of the date of this agreement subject to deductions for tax and National Insurance.

(2) The Executive's salary shall be reviewed by the Board once in every year, the next review to be on or about 1st February 2003. The Company has no obligation to increase the Executive's salary and accordingly at the review the Board may in its absolute discretion maintain the then existing level of salary or increase it by an amount and subject to any terms as it may in its absolute discretion decide. The Company shall not reduce the Executive's salary without his prior written consent.

         The Executive's salary shall be payable once a month and shall be inclusive of any fees receivable by the Executive as a director of any Group Company.

6.       BONUS

         The Executive will be eligible to earn a discretionary annual incentive award, based on both personal and Parent Company performance, in accordance with the terms of the Pitney Bowes Incentive Programme, which may change from time to time. The target opportunity for the Executive's position is 40% of actual annual base salary, as at December 31 of the performance year. The maximum opportunity for the Executive's position is currently 88% of the same actual annual base salary. If the Executive changes position and corresponding incentive grid (i.e. promotion) during the year, the incentive award will be pro-rated accordingly. The 2002 incentive award will be paid in February 2003. All incentive awards are subject to the approval of the Board of Directors of the Parent Company.


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7.       CASH INCENTIVE UNITS ("CIU'S")

         To reflect the Executive's level he shall be entitled to participate in the Company's CIU's arrangements. The Executive will receive 100,000 CIU's for the 2002/2004 cycle. The rules of the 2002/2004 CIU Scheme will be provided to the Executive separately.

         The Executive shall not have a contractual right to receive any CIU's and any award is at the discretion of the Company. The Company's CIU's arrangements are discretionary and the Company reserves the right to amend or modify the nature or any element of the scheme or to suspend or terminate the scheme from time to time as the Company may require.

8.       STOCK OPTIONS

         Subject to the rules of the plan, the Executive shall be eligible to participate in the Pitney Bowes Stock Option Program in accordance with its terms. Recommendations usually are made on an annual basis in February, but the timing for recommendations depends solely on the discretionary power of the Board. The current grant for the Executive's level of seniority is 15,000 shares. In recognition of the Executive's promotion to the position of President Pitney Bowes Global Mailing System EAME the Board recommended at their September 2002 meeting that he shall receive a one-off grant of 10,000 shares. Subject to any inconsistency with the terms of this clause 8, the rules of the Pitney Bowes Stock Option Program have already been provided to the Executive.

         The stock options are granted solely on a discretionary basis and are not intended to create a right or entitlement for the Executive that any actual or unrealized gain related to the option will be considered regular compensation for severance pay purposes whether under statutory or common law. In addition, the Executive is not entitled to have any vested right to continue to receive future grants of options, nor


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                                        7

         shall any options granted to the Executive become a benefit or entitlement of employment. The plan and programs under which the option is granted are subject to future amendment, modification or termination at any time.

9.       FINANCIAL PLANNING ASSISTANCE

         The Executive will be eligible for financial counselling, with a maximum reimbursement of US $35,000 (grossed up for tax purposes) over a three year period.

10.      EXPENSES

         The Company shall reimburse the Executive (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred in the discharge of his duties.

11.      CAR

(1) The Company shall provide the Executive with a fully expensed car appropriate to his status, subject to any restrictions or conditions from time to time imposed by the Company. The Executive may use the car for his private purposes, to a reasonable extent.

(2) The Company shall pay all normal servicing, insurance and running expenses in relation to the car, to include all incurred fuel expenses.

(3) The Executive shall take good care of the car and shall observe the terms and conditions of the insurance policy relating to it.

(4) The Executive acknowledges that the car is provided as recognition of his status within the organization and that on the termination of the Appointment the Executive shall have no further right to make use of it.


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(5)      At the Executive's option the Executive shall be paid a car allowance of (pound) 12,000 per annum in lieu of a car provided by the Company (this amount may be subject to future changes). In such circumstances the Executive shall provide his own car, and subclauses (1), (2), (3) and (4) above shall not apply. The Company shall pay all fuel expenses, but any income tax liability arising will be the responsibility of the Executive. In the event that the Executive initially decides to take the car allowance but then, at a later date, wishes to be provided with a Company car, the Executive shall give the Company not less than two months' notice and the Company shall then provide him with a car in accordance with the terms of this clause and the Executive shall cease to be entitled to be paid a car allowance accordingly.

12.      PENSIONS

(1) The Executive shall be entitled, subject to the rules of the scheme, to membership of the Pitney Bowes Pension Fund ("The Pension Scheme"). Due to the Executive's level, the earnings taking into account for the calculation of his pension, will be uncapped.

(2) The Company reserves the right to amend or terminate the Pension Scheme, without the Executive's consent, at any time without replacing it; in this event the Executive's accrued rights would be provided in accordance with the trust deed and rules.

13.      INSURANCE

(1) The Executive is entitled, subject to the rules of the schemes, to membership of the Pitney Bowes medical insurance for the Executive and his family through BUPA, death in service life insurance and permanent health insurance (PHI).

(2) Benefits under any insurance scheme shall be subject to the rules of the scheme and the terms of any applicable insurance policy and are conditional on the Executive complying with and satisfying any applicable requirements of the insurer. Copies of these rules and policies and particulars of the requirements (when notified to the


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                                        9

         company) shall be provided to the Executive on request. The Company shall not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer.

(3) Any insurance scheme which is provided for the Executive is also subject to the

         Company's right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the reasonable opinion of the Board the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive's age. Wherever practicable the Board shall give the Executive not less than three months' notice in writing of the intention to cease or make any substantial alteration to the cover provided, so as to give the Executive a reasonable opportunity to purchase his own cover, should he so wish.

14.      MEDICAL AND SICKNESS

(1) The Company may at any time require the Executive to be examined by a medical adviser nominated by the Company. The Executive consents to the medical adviser disclosing the results of the examination to the Company and shall provide the Company with such formal consents as may be necessary for this purpose.

(2) The Basic sick pay entitlement for the Executive, will be calculated as follows: Length of Service

         0 - 3 months                                 NIL
         3 - 6 months                        1 week basic pay
                                             1 week half pay
         6 months - 1 year                   2 weeks basic pay
                                             2 weeks half pay
         1 years - 2 years                   4 weeks basic pay
                                             4 weeks half pay
         2 years - 3 years                   8 weeks basic pay
                                             8 weeks half pay
         3 years - 4 years                   12 weeks basic pay
                                             12 weeks half pay
         4 years - 5 years                   20 weeks basic pay
                                             20 weeks half pay
         Over 5 years                        26 weeks basic pay
                                             26 weeks half pay


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         The Executive's actual entitlement is always subject to the Company's approval and is calculated by deducting from the basic entitlement all periods of absence due to sickness, occurring during the previous 12 months of employment. Payment is governed by the rules on Short, Medium and Long-term sickness.

(3) The Executive's salary during any period of absence due to sickness or injury shall be inclusive of any statutory sick pay to which he is entitled and the Company may deduct from the Executive's salary the amount of any social security benefits and any benefits under any insurance scheme referred to in clause 13 to which he may be entitled.

(4) If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result ofnegligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, the Executive shall pay to the Company a sum equal to the amount recovered or, if less, the net amount paid to him by the Company under subclause (2) above in respect of the relevant period of absence as a result of that injury, and in either case the Executive shall be entitled to deduct any costs incurred in recovering such compensation.

(5) If the Executive is absent by reason of sickness or injury, the Appointment cannot be terminated under clause 19(1)(a) until the end of the period of paid leave referred to in (2) above and, if the incapacity qualifies the Executive for benefits under the insurance scheme referred to in clause 13(1) after a period of incapacity, until that period had expired provided that in either case the Executive complies with (1) above. If benefits under the insurance scheme are only available to employees, the Appointment will be continued only to the extent necessary to ensure that the Executive continues to be treated as an employee for the purposes of the scheme while the Executive is entitled to receive benefits under the scheme. In such


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         circumstances, the Executive will not be entitled to any remuneration or other benefit from the Company during such continuance of the Appointment, and the Company shall have no obligation to continue the Appointment or provide any work or payment to the Executive if he recovers from the incapacity to any extent.

(6) Payment under this clause is conditional on the Executive complying with the Company's rules on notification and evidence of absence.

15.      HOLIDAYS

(1) The Company's holiday year runs from 1 January to 31 December ("Holiday Year"). The Executive shall be entitled to 30 Working Days' holiday with pay in every Holiday Year at times convenient to the Company.

(2) Any entitlement to holiday remaining at the end of any Holiday Year of the Appointment shall lapse. However, if the Executive should be prevented from taking holiday due to work commitments, the Executive may carry over the accrued holidays with a maximum of 5 days. These transferred holidays must be taken prior to March 31st of the year following the accrual year.

(3) The Company reserves the right to require the Executive to take any outstanding holiday during any period of notice of termination of the Appointment (whether given by the Company or the Executive) or to make a payment in lieu of that outstanding holiday.

(4) The entitlement to holiday (and on termination of employment to pay in lieu of holiday) accrues pro rata throughout each Holiday Year (on the basis of a year of 365 days, disregarding fractions of days).


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16.      CONFIDENTIAL INFORMATION

(1) The Executive shall not make use of or divulge to any person, and shall use his best endeavours to prevent the use, publication or disclosure of, any information of a confidential or secret nature:

         (a) concerning the business of the Company or any Group Company and which comes to his knowledge during the course of or in connection with his employment or holding any office within the Group from any source within the Company or any Group Company; or

         (b) concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

         For the purposes of paragraph (a) above, information of a confidential or secret nature includes but is not limited to customer information, business, financial and marketing information, including strategic plans, marketing plans, customer lists, prospects lists and pricing information.

(2)      This clause shall not apply to information which:

         (a) is used or disclosed in the proper performance of the Executive's duties or with the prior written consent of the Company and the Parent; or

         (b) is or comes to be in the public domain (except as a result of a breach of the Executive's obligations under subclause (1)); or

         (c) is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

(3) This clause shall continue to apply after the termination of the Appointment (whether terminated lawfully or not) without limit of time.




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(4)      Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the other and its validity shall not be affected if any of the others is invalid. If any of these restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

17.      GRATUITIES

         The Executive Shall abide by the "Pitney Bowes Business Practice Guidelines" (which may be expected to change from time to time) and shall not directly or indirectly accept any benefit (including, without limitation, commission, rebate, discount or gratuity, in cash or in kind), from any person who has or is likely to have a business relationship with any Group Company.

18.      CODES OF CONDUCT

         The Executive shall comply with all codes of conduct, including but not limited to the "Pitney Bowes Business Practice Guidelines" and with all applicable rules and regulations of the New York Stock Exchange and any other relevant regulatory body including (without limitation) the Stock Exchange's model code on directors' dealing in securities.

19.      TERMINATION OF APPOINTMENT (SEE ALSO CLAUSE 2)

(1)      If the Executive:

         (a) in the reasonable opinion of the Board fails or neglects efficiently and diligently to discharge his duties to a material extent or is guilty of any serious or repeated breach of his obligations under this agreement, provided always that, save in respect of serious misconduct on the part of the Executive, the Executive shall have been given at least one written warning from the Vice President Human Resources Pitney Bowes Global Mailing Systems (of such



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                                             14

         failure, neglect or breach as the case may be) and shall have been given a proper opportunity to improve and/or (if capable of remedy) to remedy the matter in a manner appropriate to the circumstances then prevailing; or

         (b) is guilty of serious misconduct or any other conduct which substantially and prejudicially affects or in the reasonable opinion of the Board is likely to affect substantially and prejudicially the interests of the Company or the Group or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

         (c) becomes bankrupt or makes any arrangement or composition with his creditors; or

         (d) is disqualified from being a director of any company by reason of an order made by any competent court; or

         (e)     resigns as a director without the prior consent of the Board;
                 or

         (f) is guilty of any material breach or non-observance of any code of conduct, rule or regulation referred to in clause 18,


         the Company may (whether or not any notice of termination has been given under clause 2(3)) by written notice to the Executive terminate the Appointment with immediate effect but the Appointment may continue to the extent provided in clause 14(5).

(2) The Company may at any time (whether or not any notice of termination has been given under clause 2(3)) terminate the Appointment with immediate effect by giving notice in writing to the Executive on terms that the Company shall pay to the Executive, in lieu of notice under clause 2(3), the salary in the amount and at the times it would have paid to the Executive if the Company had given notice to terminate the Appointment in accordance with clause 2(3) or, if notice has previously been given under that subclause, as if the Appointment terminated on the expiry of the remainder of the period of notice. If the Executive is paid salary in lieu of notice he shall be eligible to earn a discretionary annual incentive, as mentioned under clause 6, which will be added to the payment in lieu of notice. This bonus amount will be prorated up until the time of termination. The Executive will only be eligible to earn this


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                                            15


         discretionary incentive in accordance with the rules of the Pitney Bowes Incentive Scheme. If the Executive is paid salary in lieu of notice he shall not be entitled to any additional payment in respect of holiday which he would otherwise have accrued during the notice period or the remainder of the notice period.

(3) The Company shall have the right to suspend any of the Executive's duties and powers under clause 3(2) during any period after notice of termination of the Appointment has been given by the Company or the Executive. In particular the Company may exercise this right where the Executive is to leave the Company's employment in circumstances where it is reasonable for the Company to believe that the Executive is or is about to become concerned in a business (within the meaning of clause 20(2)), carried on, or about to commence, which is, or is likey to be, competitive with any part of the business of any Group Company with which the Executive was engaged or concerned in the 12 months before the suspension started. In addition or alternatively, the Company may during the whole or any part of such period of notice require the Executive to perform duties (including any modified duties arising from any reasonable exercise by the Company of its rights under clause 3(2)) at such locations as the Company may reasonably require consistent with clause 4. Throughout any such period of suspension the Executive's salary and other benefits to which he is entitled under this agreement shall continue to be paid by the Company. At any time during such period the Executive shall, at the request of the Board, immediately resign his office as a director of the Company and any directorship or other office held by him in any Group Company, without prejudice to the parties' respective rights and obligations under this agreement.

(4) On the termination of the Appointment in any way or either party giving notice to terminate the Appointment or the Company exercising its right of suspension as mentioned in subclause (3), upon receipt of a written request by the Board to do so the Executive shall immediately:






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                                       16


         (a) resign all offices held by him in any Group Company (without prejudice to the rights of any party arising out of this agreement or the termination of the Appointment);

         (b) deliver to the Company all other property in his possession, custody or under his control belonging to any Group Company including (but not limited to) business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Group Company; and

         (c) transfer (without payment) to the Company (or as the Company may direct) any qualifying or nominee shares provided by it or any third party in any Group Company to him.

(5) The Executive shall at the time of executing this agreement appoint the Company as his attorney by executing a power of attorney in the form set out in Schedule 2 to do and sign in his name and on his behalf any thing and document as may be required to make his resignation effective.

(6) With effect from the date of termination of the Appointment, all the rights and obligations of the parties under this agreement shall cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of this agreement before that date. Termination of the Appointment shall not prejudice any other rights of either party.

(7) If any person shall during the Appointment or during the period in which any of the restrictions in this clause operate after the Termination Date make to the Executive any offer of employment or of a contract for services or of consultancy or any other contract which would or might involve the Executive in being in breach of any of those restrictions, the Executive shall bring to the attention of that person the terms of this clause.


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(8)If    during the Appointment the Executive is granted participation in a share option or share incentive scheme, any extinction or curtailment of any rights or benefits under the scheme by reason of any transfer of his employment or its termination, howsoever arising, shall not form part of any claim for damages for breach of this agreement or compensation under any statutory provision. The effect of any such transfer, suspension or termination on the Executive's rights or benefits under the scheme shall be determined in accordance with the rules, terms and conditions of the scheme and not in accordance with the provisions (other than this subclause) of this agreement.

20.      PROTECTIVE COVENANTS

(1)      In this clause:

         (a)     "Relevant Period" means the 12 months ending on the Termination
                 Date;

         (b) "Relevant Area" means any part of any country in which the Executive was actively involved in the business of the Company or another Group Company at any time during the Relevant Period;

         (c) "Termination Date" means the date on which the Appointment terminates;

         (d) references to the Company or another Group Company include its successors in business if the succession occurs after the Termination Date.

(2) The Executive covenants with the Company that he will not for a period of 12 months after the Termination Date be concerned in any business which is carried on in the Relevant Area and which is competitive or likely to be competitive with any business in which the Executive was actively involved during the course of his employment during the Relevant Period and which is carried on by the Company or another Group Company at the Termination Date. For this purpose, the Executive is concerned in a business if he:

         (i) carries it on as principal or agent; or



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                                       18

         (ii) is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

         (iii) has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

         (iv) is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or dealt in on any Recognized Investment Exchange if that person, the Executive and any person connected with him (within the meaning of section 839 of the Income and Corporation Taxes Act 1988) are interested in securities which amount to less than five percent of the issued securities of that class and which, in all circumstances, carry less than five percent of the voting rights (if any) attaching to the issued securities of that class.

         If the Company exercises its right to suspend the Executive's duties and powers for a period of up to 12 months under clause 3(2) of this Agreement during any period after notice of termination of the Appointment has been given by the Company or the Executive, the aggregate of the period of the suspension and the period after the Termination Date for which the covenant in this subclause shall apply shall not exceed 12 months and, if the aggregate of the two periods would exceed 12 months, the period after the Termination Date for which the covenant in this subclause shall apply shall be reduced accordingly.

(3) The Executive covenants with the Company that he shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date (except on behalf of the Company or another Group Company):


         (i) Canvass or solicit business or custom for goods of similar type to those being manufactured or dealt in or services similar to those being provided by the


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                                       19


                 Company or another Group Company at the Termination Date, and with which goods or services the Executive was actively involved in the course of his employment during the Relevant Period, from any person who has been at any time during Relevant Period a customer/client of the Company or another Group Company with whom the Executive was actively involved in the course of his employment during Relevant Period and; or

         (ii)    deal with any such person.

(4) The Executive covenants with the Company that he shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any supplier of the Company or another Group Company, distributor of the Company's or another Group Company's products with whom the Executive was actively involved in the course of his employment during the Relevant Period, to cease to supply, or to restrict or vary the terms of supply to, the Company or another Group Company or to cease to distribute any of the Company's or other Group Company's products or restrict or vary the terms of the distributorship or otherwise interfere with the relationship between such a supplier or distributor and the Company or another Group Company.

(5) The Executive covenants with the Company that he shall not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any employee to whom this subclause applies to leave the employment of the Company or another Group Company (whether or not this would be a breach of contract by the employee). This subclause applies to an employee of the Company or any another Group Company with whom the Executive had material dealings in the course of his employment during the Relevant Period and who is employed wholly or mainly in a senior professional capacity.

(6) The covenants in this clause are for the benefit of the Company itself and as trustee for each other Group Company.

(7) Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others are invalid. If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in subclause (1)) were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

(8) The Executive acknowledges that his senior position with the Company and the Group gives him access to and the benefit of confidential information vital to the continuing business of the Company and the Group and influence over and connection with the Company's customers, suppliers, distributors, agents, employees and directors and those of the Group in or with which the Executive is engaged or in contact and acknowledges and agrees that the provisions of this clause are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and the Group.

(9) If any person, during the Appointment or any period during which the covenants in this clause apply, offers to the Executive any contract which might or would cause the Executive to breach any of the covenants, the Executive will notify that person of the terms of this clause.

21.      INTELLECTUAL PROPERTY

         (1) In this clause "Intellectual Property Right" means a formula, process, invention, utility model, trade mark, service mark, business name, copyright, design right, patent, know-how, trade secret and any other intellectual property right of any nature whatsoever throughout the world (whether registered or unregistered and including all applications and rights to apply for the same) which:

         (a) relates to or is useful in connection with the business or any product or service of a Group Company; or

         (b) is invented, developed, created or acquired by the Executive (whether alone or jointly with any other person) during the course of his duties during the period of the Appointment.

(2) Subject to the provisions of the Patents Act 1977, the entire interest of the Executive in any Intellectual Property Right described in clause 21(1)(b) shall, as between the Executive and the Company, become the property of the Company as absolute beneficial owner without any payment to the Executive for it.

(3) The Executive shall promptly communicate in confidence to the Company full particulars of any Intellectual Property Right (whether or not it is vested in the Company pursuant to subclause (2) above or otherwise) and the Executive shall not use, disclose to any person or exploit any Intellectual Property Right belonging to the Company without the prior written consent of the Company.

(4) The Executive shall, at the request and expense of the Company, prepare and execute such instruments and do such other acts and things as may be necessary or desirable to enable the Company or its nominee to obtain and maintain protection of any Intellectual Property Right vested in the Company in such parts of the world as may be specified by the Company or its nominee and to enable the Company to exploit any Intellectual Property Right vested in the Company to best advantage.

(5) The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause and in favour of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

(6) The obligations of the Executive under this clause shall continue to apply after the termination of the Appointment. Each of those obligations is enforceable independently of each of the others and its validity shall not be affected if any of the others is unenforceable to any extent.


22.      RECONSTRUCTION

         If the Company is to be wound up for the purpose of a reconstruction or amalgamation or the Company transfers all or a substantial part of its business to another company and the Company procures that the Executive is offered employment by the reconstructed or amalgamated or transferee company on comparable and no less favourable terms to the terms of this agreement for the remainder of the Appointment, the Executive shall have no claim against the Company in respect of the termination of his employment under this agreement.

23.      GENERAL

(1) As from the effective date of the Appointment all other agreements or arrangements between the Executive and any Group Company relating to the employment of the Executive shall cease to have effect. Accordingly, any remuneration or other benefit paid or provided to or for the Executive under any such other agreements or arrangements in respect of any periods since that date shall be deemed to have been received by the Executive on account of the relevant amounts payable or benefits to be provided to or for him under this agreement.

(2) This agreement shall be governed by and construed in accordance with English law.

24.      NOTICES

(1) Any notice or other document to be served under this agreement may, in the case of the Company, be delivered or sent by first class post or facsimile process to the Company at its registered office for the time being and, in the case of the Executive, may be delivered to him or sent by first class post to his usual or last known place of residence.

(2)      Any such notice or other document shall be deemed to have been served:

         (a)     if delivered, at the time of delivery;

         (b) if posted, at 10:00 a.m. on the second Working Day after it was put into the post; or

         (c) if sent by telex or facsimile process, at the expiration of two hours after the time of dispatch, if dispatched before 3:00 p.m. on any Working Day, and in any other case at 10:00 a.m. on the Working Day following the date of dispatch.

(3) In proving such service it shall be sufficient to prove that delivery was made or that the envelope containing such notice or other document was properly addressed and posted as a pre-paid first class letter or that the facsimile message was properly addressed and dispatched as the case may be.

AS WITNESS the hands of the Executive and of the duly authorized representatives of the Company on the date, which appears first on page 1.

                                   SCHEDULE 1

The following constitutes the statement of the particulars of the Executive's employment issued pursuant to the Employment Rights Act 1996. The particulars are those which apply on the date of this agreement:

Name of employer - The Company as defined on page 1 above.

Name of employee - Patrick Keddy

Date of commencement of employment - See clause 2(2).

Date of commencement of continuous period of employment - the Executive's previous employment with the Company shall be treated as part of his continuous period of employment. Accordingly the date of commencement of the Executive's continuous period of employment is 2nd May 1989.

Remuneration - See clause 5(1).

Intervals at which remuneration is paid - monthly - see clause 5(2).

Hours of work - There are no fixed hours of work. The Executive agrees that Regulation 4(1) and (2), 6(1), (2) and (7), 10(1), 11(1) and (2) and 12(1) of
the Working Time Regulations 1998 (48-hour week, night work, rest periods etc) do not apply to the Appointment.

Holidays (including public holidays) and holiday pay - See clause 15. There are no specific rules which apply regarding the giving of notice by the Executive or the Company in respect of holidays, other than the observance of good management practice regarding advance notification.

Sickness or injury and sick pay - See clause 14.

Pension - See clause 12. A contracting-out certificate within the meaning of
Part III of the Pension Schemes Act 1993 is in force.

Notice - See clauses 2(3) and 24.

Job title - President Pitney Bowes Global Mailing System EAME

Place of work - See clause 4. The employer's address is as stated on page 1 above.

Collective agreements - The Company is not a party to any collective agreement, which affects the Executive's employment.

Working overseas - The Executive may be required to work overseas for periods exceeding one month but there are currently no particulars to be entered in this regard.

Grievance procedure- If the Executive is dissatisfied with any disciplinary decision or seeks to redress any grievance relating to his employment, he or she should raise this in the first instance with the Vice President Human Resources Pitney Bowes Global Mailing Systems. If the matter is not satisfactorily resolved, the Executive should then apply in writing to the person to whom the Executive Vice President and Group President Pitney Bowes Global Mailing System reports and the latter shall endeavour to propose a solution within 14 days.

                                   SCHEDULE 2

                                Power of Attorney

By this Power of Attorney made on February 3rd, 2003, I Patrick Keddy of Pitney Bowes in accordance with the terms of my service agreement (the "Service Agreement") with Pitney Bowes (the "Company") dated today HEREBY APPOINT the Company to act as my attorney with authority in my name and on my behalf (so that words and expressions defined in the Service Agreement shall have the same meaning herein):

(a) on or after the Appointment has terminated to do any thing and sign any document as may be required under the constitution of the Company and each Group Company to make my resignation as a director from those companies effective; and

(b) to appoint any substitute and to delegate to that substitute all or any powers conferred by this Power of Attorney.

I declare that this Power of Attorney, having been given by me to secure my obligations under clause 19 and clause 21 of the Service Agreement, shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

IN WITNESS whereof this Power of Attorney has been duly executed.

EXECUTED as a deed by /s/ P.J. Keddy in the presence of:

Witness:

Signature: /s/ D. R. Denney

Name:    D.R. Denney

Address: 2 Woodside, Longstanton, Cambridge, CB4 5BN

SIGNED by Murray Martin                     Signature: /s/ Murray Martin
On behalf of Pitney Bowes Limited           Name: Murray Martin



SIGNED by Howard Johnson                    Signature: /s/ Howard Johnson
On behalf of Pitney Bowes Limited           Name: Howard C. Johnson



SIGNED by Patrick Keddy                     Signature: /s/ P.J. Keddy



in the presence of                          Name: D.R. Denney
                                            Signature: /s/ D.R. Denney

                                            Address: 2 Woodside, Longstanton,
                                            Cambridge CB4 5BN